Exhibit 10.15(1)

LEASE AGREEMENT

This LEASE AGREEMENT (hereinafter, “the Agreement”) is entered into by and between OCTAVIO URREA OBREGÓN, hereinafter referred to as THE LESSOR for the purposes of this Agreement, and WEDRESS MEXICO SRL DE CV, hereinafter referred to as THE LESSEE, who, for the purposes of this Agreement, agree to be bound by the following declarations and clauses:

I. THE LESSOR DECLARES:

1. That he is the owner of the property located at Calle Morelos 1746, identified as apartment 105 on the first floor, in Guadalajara, Jalisco, which, for the purposes of this Agreement shall be referred to as “the Property.”

2. That the Property has a residential land use license and is current on all payments of property tax, water, and electricity, and is free of any encumbrances that could affect the execution of this Agreement. Therefore, the Property is leased for the exclusive use as a residence.

3. That it is his desire to enter into this Agreement and that he has sufficient legal capacity to be bound by its terms.

II. THE LESSEE DECLARES:

1. That it is familiar with the Property, which is in optimal condition in terms of maintenance, paintwork, and the functioning of all fixtures, equipment, and furnishings contained therein.

2. That it possesses the legal and financial capacity to enter into this Agreement and to comply fully and punctually with all its terms and conditions.

3. That it is its desire to enter into this Agreement and lease the Property under the terms of Mexican law and this Agreement.

4. That it is a company of Mexican nationality and declares that it has no impediment to be bound by the terms of this Agreement. It is acting through its Legal Representative, Mr. Antonio Aaron Reyes Padilla, whose official ID (INE) is RYPDAN68070809H200, with an address at Cto Girasol 55, Colonia Lomas de Huisquilco, Zapotlanejo, Jalisco, postal code 45430.

LEASE AGREEMENT

III. BOTH PARTIES DECLARE:

That it is their desire to enter into this Lease Agreement for the Property in accordance with the following:

CLAUSES

FIRST. The Lessor hereby leases the Property to the Lessee, subject to the terms of current Mexican law and the declarations and clauses of this Agreement.

SECOND. The Lessee agrees to pay the Lessor a monthly rent in the amount of $8,000.00 (Eight Thousand Mexican Pesos). The first month’s rent, covering the period from October 21, 2025, to November 20, 2025, shall be paid upon the signing of this Agreement on October 15, 2025.

Consequently, Subsequent rent payments must be made in advance within the first five (5) calendar days of each month, beginning in November 2025. All payments shall be made directly to the following bank account:

Bank: BanBajio

Account Holder: Andrea Urrea Acedo

Account Number: 39675905

CLABE (Interbank): 030375900035195277

Debit Card: 4210 0300 4533 1282

THIRD. Upon the signing of this Agreement, the Lessee agrees to pay one month’s security deposit in the amount of $8,000.00 (Eight Thousand Mexican Pesos) via cash or bank transfer. This amount shall serve as a guarantee for the payment of any repairs required for the Property and/or its furniture. The deposit will be refunded to the Lessee at the termination of this Agreement, provided that the Property and its furnishings are returned in good condition, considering only natural wear and tear resulting from the passage of time and normal use.

FOURTH. In the event the Lessee fails to pay the rent within the agreed-upon period, the Lessee shall pay a penalty of $200.00 (Two Hundred Mexican Pesos) for each day of delay.

FIFTH. The term of this lease shall be for twelve (12) months for both parties, commencing on October 21, 2025, and concluding on October 20, 2026. This term may be renewed for an equal period of twelve (12) months, provided the Lessee is current on all rent payments and said renewal is formalized in a written agreement signed by both parties. The Lessor must provide at least thirty (30) days’ prior notice if he does not wish to renew the Agreement.

SIXTH. The Lessee agrees that if it decides to terminate this Agreement prior to the end of the agreed term, it shall pay the Lessor a penalty equal to one (1) month’s rent for breach of the Agreement.

SEVENTH. The Lessee shall not make any alterations to the Property. Any accessories placed in the Property by the Lessee (e.g., multi-directional lamps) may be removed by the Lessee upon the expiration of the lease without prior notice or written permission from the Lessor, provided that no damage is caused to the Property and the items do not remain for the benefit of the Property.

If the Lessee requires any improvement, modification, or alteration to the Property, it must submit a written request to the Lessor specifying the details. Such work may only be carried out with the prior written consent of the Lessor, who may, at his discretion, supervise the quality of the work. Any improvement, modification, or alteration shall remain for the benefit of the Lessor, as the owner of the Property, at no cost to the Lessor.

EIGHTH. The parties hereby agree that during the term of this Agreement, the rent shall be increased annually. The increase will be based on the inflation rate published by the National Institute of Statistics and Geography (INEGI) for the preceding period, using the National Consumer Price Index (INPC) as a basis. In the event that this inflation-based increase is less than five percent (5%), a minimum annual increase of five percent (5%) shall apply.

NINTH. The rent does not include the cost of utilities, such as electricity, or any other services existing at the leased Property. These services shall be paid for by the Lessee in accordance with the corresponding bills and its consumption.

LEASE AGREEMENT

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TENTH. Both parties agree that in the event it becomes necessary to resolve any dispute arising from this Agreement, they shall submit to the jurisdiction of the competent courts of Guadalajara, Jalisco, expressly waiving any other jurisdiction that may correspond to them by virtue of their present or future domiciles. It is further agreed that the Lessee shall be responsible for all judicial or extrajudicial expenses arising from a breach of this Agreement, as well as any costs incurred in the event of legal action. Both the Lessor and the Lessee declare that they are aware of all legal norms cited in this Agreement.

ELEVENTH. Condition of the Property upon Delivery. Prior to the delivery and occupation of the Property, the Lessor agrees to ensure the following conditions are met:

1. The Property will have a functioning air conditioning system.

2. The cost of installation or repair of the air conditioning will be shared equally (50/50) by the Lessor and the Lessee, upon presentation of a valid invoice or receipt for the expense.

3. The property is delivered with curtains or blinds installed on all windows, in optimal conditions of cleanliness and hygiene.

4. Necessary paint repairs will be completed, including touching up any areas with peeling paint.

5. All lighting (bulbs, lamps, outlets, switches) will be in proper working order.

Furthermore, both parties agree that:

● Any defect, failure, or damage to the equipment, installations, or furnishings of the Property that is not a result of misuse by the Lessee shall be repaired or replaced at the Lessor’s expense.

● The Lessee must notify the Lessor in writing of any detected failure so that the Lessor may carry out the repair within a reasonable timeframe.

● All aforementioned conditions must be fulfilled before October 21, 2025, the start date of this Agreement.

Having read this Agreement and being fully aware of its contents, scope, and legal consequences, the parties declare their complete conformity, ratifying and signing it in duplicate in the city of Guadalajara, Jalisco, on this 15th day of October 2025.

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ANNEX A

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